Exhibit 16.1

June 28, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 28, 2024, of DURECT Corporation and are in agreement with the statements contained in paragraphs one through four therein under (a) Dismissal of Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP